TERMS AND CONDITIONS OF
INVESCO GLOBAL HEALTH SCIENCES FUND
DIVIDEND REINVESTMENT PLAN
(as amended)

All shareholders participating (the "Participants") in the Dividend Reinvestment Plan (the "Plan") of INVESCO Global Health Sciences Fund (the "Fund") will be bound by the following provisions:

1. State Street Bank and Trust Company (the "Agent") will act as Agent for each Participant, and will open an account for each Participant under the Plan in the same name as their present shares are registered, and put into effect for them the dividend reinvestment option of the Plan as of the first record date for a dividend, capital gains or other distribution.

2. Whenever the Fund declares an income dividend, capital gains or other distribution payable solely in shares, or in shares of the Fund or cash at the option of the shareholders, each Participant shall take such dividend, capital gains or other distribution entirely in shares. The Agent shall automatically receive such shares, including fractions, for each Participant's account. The number of additional shares to be credited to each Participant's account shall be determined by dividing the dollar amount of the dividend, capital gains or other distribution payable on their shares by the greater of the net asset value per share determined as of the date of purchase or 95% of the then-current market price per share of the Fund's shares on the payment date. The payment date shall be the payable date for such dividend, capital gains or other distribution, or such prior date as may be determined by the board of trustees of the Fund.

3. In the event that the Fund declares a dividend, capital gains or other distribution payable only in cash, the Agent shall, except as provided in the next succeeding paragraph, apply the amount of such dividend, capital gains or other distribution payable on the shares of each participant in the Plan (less his or her pro rata share of brokerage commissions incurred with respect to the Agent's open-market purchases in connection with the reinvestment of such dividend, capital gains or other distribution) to the purchase on the open market of shares of the Fund for his or her account. Such purchases will be made on or shortly after the payment date for such dividend, capital gains or other distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law.

      In the event that, at the time of payment of the distribution or dividend, or prior to the Agent's completion of all such purchases necessary in connection with such dividend, capital gains or other distribution, the market price of a share equals or exceeds its net asset value, then the Agent shall not purchase shares of the Fund in the open market, or shall cease purchasing shares of the Fund and the Fund will issue the remaining


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      shares necessary for the payment of such dividend,  capital gains or other distribution at the greater of net asset value per share or 95% of the then current market value of the shares of the Fund.

      In a case where, in accordance with the preceding paragraph, the Agent has terminated open-market purchases and the Fund has issued the remaining shares, the number of shares of the Fund received by the participants in respect of such dividend, capital gains or other distribution will be based on the weighted average of prices paid for shares purchased in the open market and the prices at which the Fund issued the remaining shares.

4. For purposes of making the dividend reinvestment purchase comparison under the Plan, (a) the market price of the Fund's shares on a particular date shall be the last sales price on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date and (b) the net asset value per share of the Fund's shares on a particular date shall be the net asset value per share most recently calculated by or on behalf of the Fund.

5. Open-market purchases provided for above may be made on any securities exchange where the Fund's shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Each Participant's uninvested funds held by the Agent will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the Fund's shares acquired for each Participant's account. For the purpose of cash investments, the Agent may commingle each Participant's funds with those of other shareholders of the Fund for whom the Agent similarly acts as Agent, and the average price (including brokerage commissions) of all shares purchased by the Agent as Agent shall be the price per share allocated to each Participant in connection therewith.

6. The Agent may hold each Participant's shares acquired pursuant to the Plan together with the shares of other shareholders of the Fund acquired pursuant to the Plan in noncertificated form in the Agent's name or that of the Agent's nominee. The Agent will forward to each Participant any proxy solicitation material; and will vote any shares so held for each Participant first in accordance with the instructions set forth on proxies returned by the Participant to the Fund, and then with respect to any proxies not returned by the Participant to the Fund in the same proportion as the agent votes proxies returned by the Participants to the Fund. Upon a Participant's written request, the Agent will deliver to them, without charge, a certificate or certificates for the full shares.

7. The Agent will confirm to each Participant each acquisition made for their account as soon as practicable but not later than 60 days after the date thereof. Although each Participant may from time to time have


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      an undivided  fractional  interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends, capital gains and other distributions on fractional shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination.

8. Any share dividends or split shares distributed by the Fund on shares held by the Agent for a Participant will be credited to their account. In the event that the Fund makes available to its shareholders rights to purchase additional shares of other securities, the shares held for each Participant under the Plan will be added to other shares held by them in calculating the number of rights to be issued to each Participant.

9. The Agent's service fee for handling dividends, capital gains or other distributions will be paid by the Fund. Each Participant will be charged their pro rata share of brokerage commissions on all open-market purchases in connection with the reinvestment of dividends, capital gains or other distributions.

10. Each Participant may terminate their account under the Plan by notifying the Agent in writing. Such termination will be effective immediately if the Participant's notice is received by the Agent not less than thirty days prior to any dividend, capital gains or other distribution record date. Otherwise such termination will be effective shortly after the investment of such distributions with respect to any subsequent dividend, capital gains or other distribution. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 90 days prior to any record date for the payment of any dividend, capital gains or other distribution by the Fund. Upon any termination, the Agent will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and cash adjustment for any fraction to be delivered to them without charge. If a Participant elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of their shares and remit the proceeds to them, the Agent is authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds.

11. These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 45 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives written notice of the termination of their account under the Plan. Any such amendment may include an appointment by the Agent in its place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving dividends,


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      capital gain and other  distributions,  the Fund will be authorized to pay to such successor Agent, for each Participant's account, all dividends, capital gains and other distributions payable on shares of the Fund held in their name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

12. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent's negligence, bad faith, or willful misconduct or that of its employees.

13. These terms and conditions shall be governed by the laws of the State of New York.


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INVESCO GLOBAL HEALTH SCIENCES FUND



Dividend Reinvestment Plan



INVESCO GLOBAL HEALTH SCIENCES FUND
7800 E. Union Avenue
Suite 800
Denver, Colorado  80237


Investment Adviser:
INVESCO TRUST COMPANY
7800 E. Union Avenue
Suite 800
Denver, Colorado  80237
1-800-525-8085


Administrator:
INVESCO Funds Group, Inc.
7800 E. Union Avenue
Denver, CO 80237
1-303-930-6300


Shareholder Inquiries to:
STATE STREET BANK and TRUST COMPANY
c/o INVESCO Global Health Sciences Fund
P.O. Box 8209, Boston, MA  02266-8209
Telephone 1-800-451-6788